Exhibit 99.3


                                                        Citizens Communications
                                                        3 High Ridge Park
                                                        Stamford, CT 06905
                                                        203.614.5600
                                                        Web site: www.czn.net
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FOR IMMEDIATE RELEASE

Contact:
Michael Bromley
Investor Relations
203.614.5218
mbromley@czn.com


            Citizens Communications Announces Organizational Changes

Stamford, Conn. April 11, 2006 - Citizens Communications Company (NYSE:CZN) announced today that Jerry Elliott is leaving the company to join Global Signal Inc. Mr. Elliott became President of Citizens in January 2006.

The current duties of the President will be assumed by members of Citizens' Senior Leadership Team, including Maggie Wilderotter, Chairman and CEO; Daniel
J. McCarthy, Executive Vice President and Chief Operating Officer; Jake Casey, Executive Vice President; and Donald Shassian, Citizens' new Chief Financial Officer. Mr. Shassian has an extensive background in the Communications Services and Healthcare industries.

"We are fortunate to have a strong leadership bench at Citizens," Ms. Wilderotter remarked. "I am especially pleased that our depth of management talent allows for a seamless transition of the position's responsibilities and results in a streamlined organizational structure."

Looking ahead, Ms. Wilderotter added, "2006 builds on the revenue growth momentum we achieved in 2005. We will be introducing several new products including commercial Voice over IP (VoIP) and wireless data and voice offers in select markets while continuing to grow our core business. I am especially proud of our employees who work hard for our customers every day in delivering the best telephone, television and Internet products and services in our markets."

About Citizens Communications Company

Citizens  Communications  Company (NYSE:  CZN) is a full-service  communications provider and one of the largest local exchange telephone companies in the country. Under the Frontier brand name, the company offers telephone, television and internet services, as well as bundled offerings, ESPN360 streaming video, security solutions and specialized bundles for small businesses and home offices. Additional information about Frontier's products and services is available at www.frontier.myway.com and www.frontieronline.com. For more information about Citizens Communications, visit www.czn.net.


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This document contains forward-looking  statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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